Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No.1 to the Registration Statement on Form S-3 of our report dated March 26, 2013 relating to the consolidated financial statements as of and for the year ended December 31, 2012 of Fidelity D & D Bancorp, Inc. appearing in the Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. for the year ended December 31, 2012.

We also consent to the reference to us under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ ParenteBeard LLC

Wilkes-Barre, Pennsylvania

February 3, 2014